Exhibit 99.1

Altavista, VA (May 1, 2009) — Pinnacle Bankshares Corporation (OTCBB:PPBN), the one-bank holding company (the “Company”) of First National Bank (the “Bank”)(first quarter 2009 consolidated results unaudited) reported today a net loss after taxes of $219,000 or a $0.15 loss per basic share and diluted share for the quarter ended March 31, 2009 compared to net income after taxes of $493,000 or $0.33 per basic share and diluted share for the same period in 2008.

Profitability as measured by the Company’s annualized return on average assets (“ROA”) was (0.27)% for the quarter ended March 31, 2009, compared to 0.71% for the same period in 2008. Annualized return on average equity (“ROE”) for the quarter ended March 31, 2009 was (3.54)%, compared to 7.30% for the same period in 2008.

“Continued aggressive provision for loan losses in response to a sharp increase in nonperforming loans is the single most significant factor leading to our net loss for the first quarter of 2009,” commented Bryan Lemley, Chief Financial Officer for both Pinnacle Bankshares and First National Bank. “Our performance also continues to be negatively impacted by contraction in our net interest margin resulting from the unusually low level of interest rates,” Lemley continued.

Net interest income was $2,368,000 for the three months ended March 31, 2009 compared to $2,470,000 for the three months ended March 31, 2008. The net interest margin decreased to 3.13% for the three months ended March 31, 2009, from 3.75% for the same period in 2008. Over the past twelve months loan yield has fallen at a faster pace than the decrease in the rate paid for deposits.

Interest income on loans, securities and fed funds sold decreased 4.97% in the first quarter of 2009 compared to the first quarter of 2008, as net loan volume increased by $29,003,000 since March 31, 2008, and yield on loans and securities decreased by 103 basis points in the same time period. Interest and fees on loans totaled $4,165,000 for the three-month period ended March 31, 2009, down from $4,265,000 for the same period in 2008.

Total interest expense decreased 5.96% in the first quarter of 2009 compared to the first quarter of 2008 as deposits have increased by $39,791,000 in the past twelve months and the rate paid to fund earning assets has fallen by 41 basis points in the same time period.

Provision for loan losses was $774,000 in the first quarter of 2009 compared to $138,000 in the same period of 2008.

“Although we are having to address credit quality issues due to the recession, our balance sheet and capital levels remain strong. We have additional sources of capital if needed, have good liquidity levels, and are still experiencing growth in 2009,” stated Lemley

Noninterest income increased $15,000 or 2.22% for the three-month period ended March 31, 2009 compared to the same period of 2008. The Company’s principal sources of noninterest income are service charges and fees on deposit accounts, particularly transaction accounts, and commissions and fees. The increase from 2008 was due mainly to a $70,000 or 250.00% increase in fees on sales of mortgage loans.

“We are pleased to see an increase in our sales of mortgage loans to the secondary market as consumers refinance in this low rate environment,” commented Lemley.

Noninterest expense increased $360,000 or 15.74% for the three-month period ended March 31, 2009 compared to the same period of 2008. The increase in noninterest expense is attributed primarily to the effect of overall growth of the Company on personnel expenses and fixed assets.

Total assets at March 31, 2009 were $323,734,000 up 0.78% from $321,243,000 at December 31, 2008. The principal components of the Company’s assets at the end of the 2009 period were $275,182,000 in net loans and $13,048,000 in securities. During the three-month period ended March 31, 2009, net loans decreased 1.44% or $4,017,000 from $279,199,000 at December 31, 2008. Also during the three-month period, securities decreased 6.34% or $883,000 from December 31, 2008.

Total liabilities at March 31, 2009 were $299,119,000 up 0.94% from $296,324,000 at December 31, 2008, as a result of an increase in savings and NOW accounts of $5,115,000 or 5.82%, an increase in time deposits of $1,929,000 or 1.12% and an increase in demand deposits of $757,000 or 2.73% from December 31, 2008. The Company’s deposits are provided by individuals and businesses located within the communities the Company serves.

Total stockholders’ equity at March 31, 2009 was $24,615,000 including $20,735,000 in retained earnings and $1,362,000 of accumulated other comprehensive losses net of the related deferred tax asset, which represents net unrealized losses on available-for-sale securities and the funded status of the Company’s defined benefit postretirement plan. At December 31, 2008, total stockholders’ equity was $24,919,000. The Company remains well-capitalized in accordance with regulatory guidelines.

The Company has a $5,000,000 line of credit with a correspondent bank for bank capital purposes if needed with an outstanding balance of $1,000,000 on March 31, 2009. The Company’s shareholders on April 14, 2009 approved an amendment to the Articles of Incorporation authorizing the issuance of preferred stock, which provides another option for consideration in raising additional capital, if needed.

The allowance for loan losses was $4,044,000 as of March 31, 2009, representing approximately 1.45% of total loans outstanding. Management believes the allowance was adequate as of March 31, 2009 to provide for any losses inherent in the Company’s loan portfolio.

Selected financial highlights are shown below.

Pinnacle Bankshares Corporation is a locally managed community banking organization based in Central Virginia. The one-bank holding company of First National Bank serves an area consisting primarily of all or portions of the Counties of Campbell, Pittsylvania, Franklin, Bedford, Amherst and the City of Lynchburg. The Company operates two branches in the Town of Altavista, one branch in the Town of Amherst, two branches in Campbell County, one branch in the City of Lynchburg, one branch in Bedford County at Forest and a loan production office at Smith Mountain Lake in Franklin County at Moneta. A new branch in the Town of Rustburg opened February 12, 2009. First National Bank is celebrating its 101st year in operation.

This press release may contain “forward-looking statements” within the meaning of federal securities laws that involve significant risks and uncertainties. These statements are based on certain assumptions and analyses by the Company and may relate to the Company’s future plans and performance. Although we believe our plans and expectations reflected in these forward-looking statements are reasonable, our ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and we can give no assurance that these plans or expectations will be achieved. Factors that could cause actual results to differ materially from management’s expectations include, but are not limited to, changes in: interest rates, general economic and business conditions, the real estate market, the legislative/regulatory climate, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System and any policies or programs implemented pursuant to the Emergency Economic Stabilization Act of 2008, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows and funding costs, competition, demand for financial services in our market area and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and you should not place undue reliance on such statements, which reflect our position as of the date of this release.

Pinnacle Bankshares Corporation

Selected Financial Highlights

(Amounts in thousands)

(3/31/09 and 3/31/08 Unaudited)

Income Statement Highlights	3 Months Ended 3/31/2009	Year Ended 12/31/2008	3 Months Ended 3/31/2008
Interest Income	$4,325	$18,555	$4,551

Interest Expense	1,957	8,346	2,081

Net Interest Income	2,368	10,209	2,470

Provision for Loan Losses	774	2,881	138

Noninterest Income	692	2,896	677

Noninterest Expense	2,647	9,846	2,287

Net Income (Loss) after Taxes	(219)	306	493

Balance Sheet Highlights	3/31/2009	12/31/2008	3/31/2008
Net Loans	$275,182	$279,199	$246,179

Total Securities	13,048	13,931	18,722

Total Assets	323,734	321,243	284,386

Total Deposits	295,034	287,233	255,243

Total Liabilities	299,119	296,324	257,181

Stockholders’ Equity	24,615	24,919	27,205

Asset Quality Highlights	3/31/2009	12/31/2008	3/31/2008
Nonperforming Loans to Total Loans	2.44%	0.81%	0.50%

Allowance for Loan Losses to Total Loans	1.45%	1.40%	0.73%

Allowance for Loan Losses to Nonperforming Loans	59.44%	173.17%	146.99%

Nonperforming Loans	$6,803	$2,292	$1,228

Other Real Estate Owned	645	300	0

Allowance for Loan Losses	4,044	3,969	1,805

CONTACT: Pinnacle Bankshares Corporation, Bryan M. Lemley, 434-477-5882 bryanlemley@1stnatbk.com